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                                                                      EXHIBIT 99



                      LOCAL FINANCIAL CORPORATION ANNOUNCES
                       ADDITIONAL STOCK REPURCHASE PROGRAM


         Oklahoma City - Local Financial Corporation (NASDAQ:LFIN). Local Financial Corporation ("the Company") announced today that its Board of Directors had authorized an additional stock repurchase program. Under the stock repurchase program, the Company is authorized to repurchase in the open market from time to time up to 2 million shares, or approximately 10% of its outstanding shares of common stock, $.01 par value per share. The Company has recently completed its previously announced 2 million share repurchase program. The purchase of any or all of such shares authorized for repurchase will be dependent on management's assessment of market conditions and may be commenced or suspended at any time without prior notice. The shares repurchased by the Company under the stock repurchase program are held as treasury shares.

         Local Financial Corporation, with total assets of $2.8 billion, is the parent company of Local Oklahoma Bank, a national banking association, which has 51 branch offices in the state of Oklahoma, with major concentration in the metropolitan areas of Oklahoma City, Tulsa and Lawton.